EXHIBIT 99.1

ePlus Reports Second Quarter and First Half Financial Results

--Revenue Growth Reflects Strong Demand for ePlus’ Solutions and Services--

Second Quarter Fiscal Year 2021

•	Net sales increased 5.2% to $433.1 million; technology segment net sales increased 5.4% to $419.4 million; service revenues increased 2.8% to $49.4 million.
•	Adjusted gross billings increased 3.8% to $601.1 million.
•	Consolidated gross profit decreased 3.9% to $99.0 million.
•	Consolidated gross margin was 22.9%, a decrease of 210 basis points.
•	Net earnings decreased 1.3% to $19.8 million.
•	Adjusted EBITDA decreased 5.2% to $33.6 million.
•	Diluted earnings per share decreased 2.0% to $1.48. Non-GAAP diluted earnings per share decreased 7.2% to $1.68.

First Half Fiscal Year 2021

•	Net sales decreased 0.6% to $788.1 million; technology segment net sales decreased 0.7% to $760.6 million; service revenues increased 3.6% to $97.2 million.
•	Adjusted gross billings increased 1.8% to $1,147.5 million.
•	Consolidated gross profit increased 0.9% to $197.5 million.
•	Consolidated gross margin was 25.1%, an increase of 40 basis points.
•	Net earnings increased 2.5% to $37.2 million.
•	Adjusted EBITDA increased 0.5% to $64.3 million.
•	Diluted earnings per share increased 2.5% to $2.78. Non-GAAP diluted earnings per share decreased 2.1% to $3.19.

HERNDON, VA – November 4, 2020 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three and six months ended September 30, 2020.

Management Comment

“ePlus’ base of diverse, middle market and larger customers in stable industries is a key competitive advantage, along with our solutions sets and engineering talent which can readily pivot to address the current needs of our customers,” commented Mark Marron, president and chief executive officer.  “In the second quarter, revenue growth was driven by increased spend from our enterprise and state, local government and educational (SLED) customers.  Thanks to our long time focus on key areas such as cloud, security and collaboration solutions, and our investments in top-notch technology talent, we have both the scale and depth to serve large enterprise customers, who have been most active during this pandemic period.  Additionally, our services business increased in the second quarter, benefitting from our emphasis on managed services which yield consistent annuity quality revenue.

“We had a challenging gross margin comparison due to strength in product sales to enterprise customers this year and a shift in business mix.  Even so, we were pleased to report year-on-year growth in operating income as we have continued to identify opportunities to pare our cost structure.

“Our team has managed well in the COVID-19 business environment, and as we approach our 30th anniversary, we especially appreciate their dedication and ability to effectively support our customers by providing the solutions and the flexibility they require.”

Second Quarter Fiscal 2021 Results

For the second quarter ended September 30, 2020 as compared to the second quarter of the prior fiscal year ended September 30, 2019:

Consolidated net sales increased 5.2% to $433.1 million, from $411.6 million.

Technology segment net sales increased 5.4% to $419.4 million, from $397.7 million primarily due to higher product sales. Service revenues increased 2.8% to $49.4 million, from $48.1 million due to an increase in managed services.  Adjusted gross billings increased 3.8% to $601.1 million from $579.1 million.

Financing segment net sales decreased 0.9% to $13.7 million, from $13.8 million, due to lower post-contract earnings.

Consolidated gross profit decreased 3.9% to $99.0 million, from $103.0 million. Consolidated gross margin was 22.9%, down from 25.0% last year, primarily due to lower product margins and a lower proportion of sales recorded on a net basis.

Operating expenses were $70.5 million, down 5.6% from $74.7 million last year, primarily due to decreases expenses related to travel and entertainment, advertising and marketing, salaries and benefits, and professional fees.  Our headcount at the end of the quarter was 1,497, down 8.1% from 1,629 a year ago and 2.5% from the sequential quarter.  Last year’s quarter included a partial quarter of salaries and benefits from the ABS Technology acquisition resulting in a lower compare.

Consolidated operating income increased 0.4% to $28.5 million.

Our effective tax rate for the current quarter was 30.8%, higher than the prior year quarter of 29.1%, due to an adjustment to the federal benefit from state taxes.

Net earnings decreased 1.3% to $19.8 million.

Adjusted EBITDA decreased 5.2% to $33.6 million, from $35.4 million.

Diluted earnings per share was $1.48, compared with $1.51 in the prior year quarter. Non-GAAP diluted earnings per share was $1.68, compared with $1.81 last year.

First Half Fiscal 2021 Results

For the six months ended September 30, 2020 as compared to the six months of the prior fiscal year ended September 30, 2019:

Consolidated net sales decreased 0.6% to $788.1 million, from $792.9 million.

Technology segment net sales decreased 0.7% to $760.6 million, from $766.3 million primarily due to a larger portion of our sales that were recognized on a net basis. Service revenues increased 3.6% to $97.2 million, from $93.8 million primarily due to an increase in managed services.  Adjusted gross billings was $1,147.5 million, an increase of 1.8% from $1,127.4 million.

Financing segment net sales increased 3.2% to $27.5 million, from $26.7 million, primarily due to an increase in post contract revenue.

Consolidated gross profit increased 0.9% to $197.5 million, from $195.7 million. Consolidated gross margin increased to 25.1% from 24.7% last year, due to higher product margins and post contract revenue from the financing segment.

Operating expenses were $144.0 million, slightly lower than last year, primarily due to a decrease in travel and entertainment expense, healthcare cost, and acquisition related expenses.

Consolidated operating income increased 4.6% to $53.5 million.

Our effective tax rate for the first half of the current year was 30.8%, higher than last year of 28.9%, due to an adjustment to the federal benefit from state taxes.

Net earnings increased 2.5% to $37.2 million.

Adjusted EBITDA increased 0.5% to $64.3 million, from $64.0 million.

Diluted earnings per share was $2.78, compared with $2.71 in the prior year quarter. Non-GAAP diluted earnings per share was $3.19, compared with $3.26 last year.

Balance Sheet Highlights

As of September 30, 2020, ePlus had cash and cash equivalents of $161.1 million, compared with $86.2 million as of March 31, 2020.  The increase is primarily the result of increased payment terms from certain of our vendors. Inventory, which represents equipment ordered by customers but not yet delivered, increased 46.7% due to ongoing projects.  Total shareholder’s equity was $523.1 million, compared with $486.1 million as of March 31, 2020.  Total shares outstanding were 13.5 million on September 30, 2020 and March 31, 2020.

Summary and Outlook

“With a broad portfolio of products and services mostly directed to high growth areas and a more streamlined operation, we believe ePlus is well positioned to continue to effectively and efficiently serve our diversified customer base.

“During challenging and uncertain economic periods, our portfolio of Technology and Financing businesses represents a competitive advantage for ePlus, enabling us to provide customers with their technology requirements while assisting them in managing through budgetary constraints.  Of late, we are seeing an increase in demand for financing from several customers, and we expect this trend to continue across our customer set, enabling us to further leverage this ePlus market differentiator.

“Additionally, our strong balance sheet provides capital to invest in organic and inorganic growth opportunities and the resources to manage effectively under difficult business conditions.  We continue to monitor the landscape for attractive opportunities, while pursuing growth by supporting our customers’ needs and preferred methods of IT consumption,” Mr. Marron concluded.

Recent Corporate Developments/Recognitions

•	In the month of October:
o
ePlus announced the launch of ePlus CyberSmart, an educational initiative created to help organizations gain greater foundational cyber security knowledge and implement more robust measures for date and network protection.

o
ePlus announced that its Chief Financial Officer, Elaine Marion, was recognized as Public Company CFO of the Year by the Northern Virginia Technology Council in its 2020 Greater Washington Technology CFO Awards.

•	In the month of September:
	o	ePlus announced that it strengthened its Managed Cloud Security Service portfolio by adding a market-leading managed detection and response (MDR) solution to its lineup of capabilities.
o
ePlus announced that it received the NetApp Americas Flash Growth Partner of the Year Award 2020 for its overall fiscal year 2020 flash sales performance, growth year-over-year and wins in significant accounts.

	o	ePlus announced that it extended its Managed Services capabilities to include proactive monitoring, management, and remediation of APC by Schneider Electric uninterruptible power supply (UPS) devices.
	o	ePlus announced the launch of ePlus Cloud Collaboration, a unified communications-as-a-service solution, powered by Cisco Unified Communications Manager Cloud (UCM Cloud).
	o	ePlus sponsored Check Point’s virtual Women in IT event in support of the drive to engage more women in STEM fields, including cyber security.
	o	ePlus announced that it was recognized as the Check Point Americas Cloud Partner of the Year.
o
ePlus announced it partnered with Mobile Heartbeat, a leading provider of enterprise-grade clinical communication and collaboration solutions, to provide MH-CURE®, a Unified Clinical Communication platform, to healthcare organizations looking to enhance clinical workflows and patient care.

•	In the month of August:
	o	ePlus announced that it launched a customized suite of technology solutions and consultative services to Navigate the Next.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 4, 2020:

In a new process, participants must pre-register in advance to listen or participate in the call.  Once registered, the call-in numbers will be provided by email.

Date:	November 4, 2020
Time:	4:30 p.m. ET
Pre-registration link:	http://www.directeventreg.com/registration/event/6198583
Webcast:	http://www.eplus.com/investors (live and replay)
Replay:	(800) 585-8367 (domestic) or (416) 621-4642 (international)
Passcode:	6198583

The replay of this webcast will be available approximately two hours after the call concludes and be available through November 11, 2020.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and lifecycle services expertise across key areas including security, cloud, data center, collaboration, networking, and emerging technologies, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,400 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook, LinkedIn, Twitter and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic, which could materially adversely affect our financial condition and results of operations and has resulted worldwide in governmental authorities imposing numerous unprecedented measures to try to contain the virus that has impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates and downward pressure on prices; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendor’s IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions; uncertainty regarding the phase out of LIBOR may negatively affect our operating results; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2020	March 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$161,081	$86,231
Accounts receivable—trade, net	369,037	374,998
Accounts receivable—other, net	40,832	36,570
Inventories	73,751	50,268
Financing receivables—net, current	92,766	70,169
Deferred costs	22,329	22,306
Other current assets	8,233	9,256
Total current assets	768,029	649,798

Financing receivables and operating leases—net	87,926	74,158
Property, equipment and other assets	34,314	32,596
Goodwill	118,177	118,097
Other intangible assets—net	30,265	34,464
TOTAL ASSETS	$1,038,711	$909,113

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$104,893	$82,919
Accounts payable—floor plan	218,970	127,416
Salaries and commissions payable	30,284	30,952
Deferred revenue	59,078	55,480
Recourse notes payable—current	2,286	37,256
Non-recourse notes payable—current	35,610	29,630
Other current liabilities	25,372	22,986
Total current liabilities	476,493	386,639

Non-recourse notes payable—long term	2,444	5,872
Deferred tax liability—net	3,762	2,730
Other liabilities	32,942	27,727
TOTAL LIABILITIES	515,641	422,968

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,537 outstanding at September 30, 2020 and 13,500 outstanding at March 31, 2020	145	144
Additional paid-in capital	148,845	145,197
Treasury stock, at cost, 958 shares at September 30, 2020 and 896 shares at March 31, 2020	(72,911)	(68,424)
Retained earnings	447,425	410,219
Accumulated other comprehensive income—foreign currency translation adjustment	(434)	(991)
Total Stockholders' Equity	523,070	486,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,038,711	$909,113

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019

Net sales
Product	$383,656	$363,497	$690,896	$699,098
Services	49,425	48,068	97,216	93,839
Total	433,081	411,565	788,112	792,937

Cost of sales
Product	302,963	278,863	529,597	538,926
Services	31,156	29,671	60,996	58,341
Total	334,119	308,534	590,593	597,267

Gross profit	98,962	103,031	197,519	195,670

Selling, general, and administrative	66,889	70,523	136,356	136,310
Depreciation and amortization	3,341	3,557	6,857	7,020
Interest and financing costs	247	576	824	1,204
Operating expenses	70,477	74,656	144,037	144,534

Operating income	28,485	28,375	53,482	51,136

Other income (expense)	184	(40)	282	(85)

Earnings before taxes	28,669	28,335	53,764	51,051

Provision for income taxes	8,823	8,237	16,558	14,765

Net earnings	$19,846	$20,098	$37,206	$36,286

Net earnings per common share—basic	$1.48	$1.51	$2.79	$2.72
Net earnings per common share—diluted	$1.48	$1.51	$2.78	$2.71

Weighted average common shares outstanding—basic	13,372	13,312	13,347	13,334
Weighted average common shares outstanding—diluted	13,391	13,350	13,394	13,408

Technology Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)

Net sales
Product	$369,934	$349,650	5.8%	$663,367	$672,414	(1.3%)
Services	49,425	48,068	2.8%	97,216	93,839	3.6%
Total	419,359	397,718	5.4%	760,583	766,253	(0.7%)

Cost of sales
Product	301,006	276,475	8.9%	525,549	534,529	(1.7%)
Services	31,156	29,671	5.0%	60,996	58,341	4.6%
Total	332,162	306,146	8.5%	586,545	592,870	(1.1%)

Gross profit	87,197	91,572	(4.8%)	174,038	173,383	0.4%

Selling, general, and administrative	62,586	67,189	(6.9%)	128,142	129,856	(1.3%)
Depreciation and amortization	3,313	3,529	(6.1%)	6,801	6,936	(1.9%)
Interest and financing costs	1	-	nm	266	-	nm
Operating expenses	65,900	70,718	(6.8%)	135,209	136,792	(1.2%)

Operating income	$21,297	$20,854	(2.1%)	$38,829	$36,591	6.1%
Adjusted gross billings	$601,064	$579,084	3.8%	$1,147,458	$1,127,447	1.8%
Adjusted EBITDA	$26,275	$27,789	(5.4%)	$49,436	$49,208	0.5%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended September 30,
	2020	2019	% Change

Technology	19%	22%	(3%)
Telecom, Media, & Entertainment	20%	16%	4%
SLED	16%	17%	(1%)
Healthcare	15%	15%	-
Financial Services	13%	14%	(1%)
All others	17%	16%	1%
Total	100%	100%

Financing Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)

Net sales	$13,722	$13,847	(0.9%)	$27,529	$26,684	3.2%
Cost of sales	1,957	2,388	(18.0%)	4,048	4,397	(7.9%)
Gross profit	11,765	11,459	2.7%	23,481	22,287	5.4%

Selling, general, and administrative	4,303	3,334	29.1%	8,214	6,454	27.3%
Depreciation and amortization	28	28	0.0%	56	84	(33.3%)
Interest and financing costs	246	576	(57.3%)	558	1,204	(53.7%)
Operating expenses	4,577	3,938	16.2%	8,828	7,742	14.0%

Operating income	$7,188	$7,521	(4.4%)	$14,653	$14,545	0.7%
Adjusted EBITDA	$7,286	$7,616	(4.3%)	$14,839	$14,764	0.5%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)

Technology segment net sales	$419,359	$397,718	$760,583	$766,253
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	181,705	181,366	386,875	361,194
Adjusted gross billings	$601,064	$579,084	$1,147,458	$1,127,447

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Consolidated
Net earnings	$19,846	$20,098	$37,206	$36,286
Provision for income taxes	8,823	8,237	16,558	14,765
Depreciation and amortization [1]	3,341	3,557	6,857	7,020
Share based compensation	1,764	2,135	3,671	4,077
Acquisition and integration expense	(30)	1,338	(1)	1,739
Interest and financing costs	1	-	266	-
Other (income) expense [2]	(184)	40	(282)	85
Adjusted EBITDA	$33,561	$35,405	$64,275	$63,972

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Technology Segment
Operating income	$21,297	$20,854	$38,829	$36,591
Depreciation and amortization [1]	3,313	3,529	6,801	6,936
Share based compensation	1,693	2,068	3,541	3,942
Acquisition and integration expense	(30)	1,338	(1)	1,739
Interest and financing costs	1	-	266	-
Adjusted EBITDA	$26,275	$27,789	$49,436	$49,208

Financing Segment
Operating income	$7,188	$7,521	$14,653	$14,545
Depreciation and amortization [1]	28	28	56	84
Share based compensation	70	67	130	135
Adjusted EBITDA	$7,286	$7,616	$14,839	$14,764

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
GAAP: Earnings before taxes	$28,669	$28,335	$53,764	$51,051
Share based compensation	1,764	2,135	3,671	4,077
Acquisition and integration expense	(30)	1,338	(1)	1,739
Acquisition related amortization expense [3]	2,172	2,345	4,400	4,532
Other (income) expense [2]	(184)	40	(282)	85
Non-GAAP: Earnings before taxes	32,391	34,193	61,552	61,484

GAAP: Provision for income taxes	8,823	8,237	16,558	14,765
Share based compensation	541	624	1,128	1,183
Acquisition and integration expense	(9)	391	-	506
Acquisition related amortization expense [3]	648	663	1,315	1,270
Other (income) expense [2]	(56)	12	(86)	25
Tax benefit on restricted stock	(26)	38	(40)	48
Non-GAAP: Provision for income taxes	9,921	9,965	18,875	17,797

Non-GAAP: Net earnings	$22,470	$24,228	$42,677	$43,687

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019

GAAP: Net earnings per common share – diluted	$1.48	$1.51	$2.78	$2.71

Share based compensation	0.09	0.11	0.19	0.22
Acquisition and integration expense	-	0.07	-	0.09
Acquisition related amortization expense [3]	0.11	0.12	0.23	0.24
Other (income) expense [2]	-	-	(0.01)	-
Tax benefit on restricted stock	-	-	-	-
Total non-GAAP adjustments – net of tax	$0.20	$0.30	$0.41	$0.55

Non-GAAP: Net earnings per common share – diluted	$1.68	$1.81	$3.19	$3.26

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.